Exhibit 99.1

 First Consulting Group (FCG) Announces Expiration of UPHS Outsourcing Contract

     LONG BEACH, Calif.--(BUSINESS WIRE)--April 16, 2007--FCG (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to health-related industries, today announced that its agreement with University of Pennsylvania Health System (UPHS) will not be renewed. The effective expiration date of the current agreement, as previously disclosed by the Company, was March 31, 2007.

     Under the terms of the contract, the engagement automatically converts to a six-month period of post-expiration transition services. UPHS announced its official decision to not renew the current engagement at a UPHS IT employee town hall meeting on April 13. UPHS also confirmed its strategic decision to no longer outsource many of the services, and it will insource a major part of their IT department, including all applications and project management office services. FCG has begun working with UPHS on a transition plan while UPHS commences the initial stages of searching for a new chief information officer as well.

     Larry Ferguson, FCG's Chief Executive Officer, stated, "UPHS's decision to not renew the current engagement is certainly disappointing; however, we appreciated the opportunity to serve this prestigious healthcare system with our full suite of IT outsourcing services for the last six years. FCG has greatly improved the quality of UPHS's IT services over the years, and we are proud to have participated in a significant turnaround in the UPHS IT organization. We still have a strong outsourcing presence in the health delivery market, and are fully committed to building that presence going forward through our discrete and full IT outsourcing and offshore services offerings. We continue to provide excellent service and value to our current health delivery outsourcing clients, which comprise almost 60 hospitals across 18 clients."

     The expiring contract accounted for $26.7 million in revenues for FCG in 2006, of which $5.3 million was zero-margin, pass-through revenue to Affiliated Computer Services (ACS), FCG's infrastructure subcontractor on the engagement. UPHS is expected to continue to outsource the infrastructure portion of its operations, and is currently commencing negotiations with another party for that contract. The future net income impact of the contract expiration to FCG is uncertain at this time, and is dependent upon the level of transition services that UPHS requires and the level of continuing FCG services, if any, that UPHS decides to retain.

     About FCG

     FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, offsite and offshore outsourced services, FCG provides low-cost, high-quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

     Forward-Looking Statements

     This release contains forward-looking statements, including statements concerning: (i) UPHS's potential future plans regarding the services and employees referenced herein; and (ii) the expected revenue and net income impact to FCG of the contract expiration. These forward-looking statements involve known and unknown risks which may cause FCG's actual results to be materially different from the future results and performance stated or implied by the forward-looking statements, including whether UPHS agrees to retain any portion of the current services being provided by FCG. Some of the risks that should be considered are referenced in FCG's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


     CONTACT: First Consulting Group
              Larry Ferguson, CEO, 562-624-5220
              Thomas Watford, EVP, COO and CFO, 562-624-5222